Exhibit 99.3

Aspen Insurance Holdings Limited: Directorate Appointment

Hamilton, Bermuda, April 24, 2013 – Aspen Insurance Holdings Limited (“Aspen” or “the Company”) (NYSE: AHL) announces a directorate appointment.

Aspen announces that Gary Gregg has been appointed as a non-executive director of the Company. Mr. Gregg was with Liberty Mutual Group from 1989 to 2011 where he undertook a number of executive positions within Liberty Mutual’s commercial insurance operations including most recently as Executive Vice President; President, Liberty Mutual Agency Corporation. Prior to this, he was with KPMG for almost 10 years where he became a partner in 1988.

Glyn Jones, Chairman of Aspen, said: “I am delighted that Gary is joining the Aspen Board. His wealth of experience and in particular, his extensive strategic and operational background in the US insurance market, will be a great asset to Aspen. I would like to welcome Gary to the Board and I look forward to working with him in the future.”

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About Aspen Insurance Holdings Limited (“Aspen”)

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2012, Aspen reported $10.3 billion in total assets, $4.8 billion in gross reserves, $3.5 billion in shareholders’ equity, and $2.6 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding Board appointments. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “likely,” “continue,” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements, including our ability to consummate the transactions contemplated by the terms of the accelerated share repurchase agreement, the share price and share volumes which may impact timing of repurchases, changes in market conditions and the impact on our business of such factors. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this press release, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission on February 26, 2013. Aspen undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information

Please visit www.aspen.co or contact:

Investors

Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen

Kerry.Calaiaro@aspen.co

+1 646 502 1076

Media

Steve Colton, Head of Communications, Aspen

Steve.Colton@aspen.co

+44 20 7184 8337

International – Citigate Dewe Rogerson

Caroline Merrell or Jos Bieneman

caroline.merrell@citigatedr.co.uk

jos.bieneman@citigatedr.co.uk

+44 20 7638 9571

North America – Abernathy MacGregor

Allyson Vento

amv@abmac.com

+1 212 371 5999

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